United States Department of Agriculture

                                  Food Service

                               SPECIAL USE PERMIT

                               Act of June 4, 1897

                  This permit is revocable and nontransferable

     Permission is hereby granted to Apache Tribe of the Mescalero Reservation of P.O. Box 176, Mescalero, New Mexico 88340 hereinafter called the permittee, to us subject to the conditions set out below, the following described lands or improvements:

Portions of Sections 33 and 34, T.10S., R.11E., NMPM, as shown on attached map titled "Sierra Blanca Ski Resort," excluding the 80 acres occupied by permanent improvements that are covered by the Term Special Use Permit issued to the Apache Tribe of the Mescalero Reservation, dated April 23, 1985.

     This permit covers 780 acres and/or __________ miles and is issued for the purpose of:

     Clearing, cleaning, grooming, signing, and maintaining ski slopes and trails in conjunction with the Term Special Use Permit for the Sierra Blanca Ski Resort issued to the Apache Tribe of the Mescalero Reservation dated April 23, 1985 and as directed by the Master Plan approved by letter dated July 31, 1984.

     1. Construction or occupancy and use under this permit shall begin within N/A months, and construction, if any shall be completed within N/A months, from the date of the permit. This use shall be actually exercised at least 365 days each year, unless otherwise authorized in writing.

     3. This permit is accepted subject to the conditions set forth herein, and to conditions 18 to 20 attached hereto and made a part of this permit.

PERMITTEE Mescalero Apache Tribe [signature of authorized officer] DATE 4/23/85

ISSUING OFFICER James R. Abbott /s/ James R. Abbott TITLE Forest Supervisor DATE
                5/15/85

     4. Development plans; layout plans; construction, reconstruction, or alteration of improvements; or revision of layout or construction plans for this area must be approved in advance and in writing by the forest supervisor. Trees or shrubbery on the permitted area may be removed or destroyed only after the forest officer in charge has approved, and has marked or otherwise designated that which may he removed or destroyed. Timber cut or destroyed will be paid for by the permittee as follows: Merchantable timber at appraised value; young-growth timber below merchantable size at current damage appraisal value; PROVIDED that the Forest Service reserves the right to dispose of the merchantable timber to others than the permittee at no

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


stumpage cost to the permittee. Trees, shrubs, and other plants may be planted in such manner and in such places about the premise& as may be approved by the forest officer in charge.

     5. The permitted shall maintain the improvements and premises to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the forest officer in charge.

     6. This permit is subject to all valid claims.

     7. The permittee, in exercising the privileges granted by this permit, shall comply with the regulations of the Department of Agriculture and all Federal, State, county, and municipal laws, ordinances, or regulations which are applicable to the area or operations covered by this permit.

     8. The permittee shall take all reasonable precautions to prevent and suppress forest fires. No material shall be disposed of by burning in open fires during the closed season established by law or regulation without a written permit from the forest officer in charge or his authorized agent.

     9. The permittee shall exercise diligence in protecting from damage the land and property of the United States covered by and used in connection with this permit, and shall pay the United States for any damage resulting from negligence or from the violation of the terms of thin permit or of any law or regulation applicable to the National Forests by the permittee, or by any agents or employees of the permittee acting within the scope of their agency or employment.

     10. The permittee shall fully repair all damage, other than ordinary wear and tear, to national forest roads and trails caused by the permittee in the exercise of the privilege granted by this permit.

     11. No Member of or Delegate to Congress or Resident Commissioner shall be admitted to any share or part of this agreement or to any benefit that may arise herefrom unless it is made with a corporation for its general benefit.

     12. Upon abandonment, termination, revocation, or cancellation of this permit, the permittee shall remove within a reasonable time all structures and improvements except those owned by the United States, and shall restore the site, unless otherwise agreed upon in writing or in this permit. If the permittee fails to ,move all such structures or improvements within a reasonable period, they shall become the property of the United States, but that will not relieve the permittee of liability for the cost of their removal and restoration of the site.

     13. This permit is not transferable. If the permittee through voluntary sale or transfer, or through enforcement of contract, foreclosure, tax sale, or other valid legal proceeding shall cease to be the owner of the physical improvements other than those owned by the United States situated on the land described in this permit and is unable to furnish adequate proof of ability to redeem or otherwise reestablish title to said improvements, this permit shall be subject to cancellation. But if the person to whom title to said improvements shall have been transferred in either manner provided is qualified as a permittee and is willing that his future occupancy of the premises shall be subject to such new conditions and stipulations as existing or prospective circumstances may warrant, his continued occupancy of the premises may be authorized by

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


permit to him if, in the opinion of the issuing officer or hit successor, issuance of a permit is desirable and in the public interest.

     14. In case of change of address, the permittee shall immediately notify the forest supervisor.

     15. The temporary use and occupancy of the premises and improvements herein described may be sublet by the permittee to third parties only with the prior written approval of the forest supervisor but the permittee shall continue to be responsible for compliance with all conditions of this permit by persons to whom such premises may be sublet.

     16. This permit may be terminated upon breach of any of the conditions herein or at the discretion of the regional forester or the Chief, Forest Service.

     17. In the event of any conflict between any of the preceding printed clauses or any provisions thereof and any of the following clauses or any provisions thereof, the following clauses will control.

18:  FEES AND PAYMENTS

     a.   DEFINITIONS

     It is agreed that any sales actually made on, revenue derived from or attributable to the operations authorized on the land area covered by this permit will be reported as part of the "sales" specified in Clause B-1 of the Term Special Use Permit dated APRIL 23, 1985, issued to the Apache Tribe of the Mescalero Reservation.

     b.   FEE CALCULATIONS

     A separate fee will not be charged for this permit; fees are to be paid and determined as set forth in the Term Special Use Permit dated APRIL 23, 1985.

     19. This permit is subject to Clauses B-1 through G-8 in the Apache Tribe of the Mescalero Reservation Term Special Use Permit, dated APRIL 23, 1985 and amendments thereto.

     20. Unless sooner terminated or revoked by the Regional Forester, in accordance with the provisions of the permit, this. permit shall expire and become void on December 31, 2014, but a new permit to occupy and use the same National Forest land may be granted provided the permittee will comply with the then existing laws and regulations governing the occupancy and use of National Forest lands and shall have notified the Forest Supervisor not less than six (6) months prior to said date that such new permit is desired.


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




                            SIERRA BLANCA SKI RESORT

     Legend

     Boundary of Annual Permit (excluding areas in green)

     Boundary of Term Permit (lift lines and buildings not drawn to scale)

     Nogal Peak, New Mexico Prepared by: D. Roy 9/5/84

                        [MAP OF SIERRA BLANCA SKI RESORT]


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


     Permission is hereby granted to APACHE TRIBE OF THE MESCALERO RESERVATION of P.O. BOX 176; MESCALERO, NEW MEXICO 88340, hereinafter called the permittee, to use subject to the conditions set out below, the following described lands or improvements for the period of 30 years from the date thereof:

     Portions of Sections 33 and 34, T. 10S., R. 11E., NMPM occupied by permanent improvements including base facilities (parking lot, maintenance area, sanitary facilities, snow making system, and various buildings), lifts, day lodge and upper gondola terminal building as shown on the attached map dated September 5, 1984.

     (See annual permit for area covered by ski trails and slopes).

     This permit covers 80 acres and is issued for the purpose of:

     Planning, developing, maintaining, and operating the Sierra Blanca Ski Resort for downhill skiing and for summer recreation operations of lift(s) and support systems as directed in the Master Plan approved by letter dated July 31, 1984.

     1. Construction or occupancy and use under this permit shall begin within N/A months, and construction, if any, shall be completed within N/A months, from the date of the permit. This use shall be actually exercised at least 365 days each year, unless otherwise authorized in writing.

     2. In consideration for this use, the permittee shall pay to the Forest Service, U.S. Department of Agriculture

     See Clauses B-1, B-2, and B-3.

     3. This permit is accepted subject to the conditions set forth herein, and to conditions B-1 to G-8 attached hereto and made a part of this permit.

PERMITTEE Mescalero Apache Tribe [signature of authorized officer] DATE 4/23/85

ISSUING OFFICER James R. Abbott /s/ James R. Abbott TITLE Forest Supervisor DATE
                5/15/85


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


I.   CLAUSE

     A.   STANDARD CLAUSES

     1.   Construction or Occupancy

     2.   Fees (superseded by Clauses 1, 2, and 3, of Section B)

     3.   Attachment of Additional Clauses

     4.   Approval of Development Plans or any Reconstruction

     5.   Maintenance of Improvements and Premises

     6.   Permit Subject to Claims

     7. Compliance with Department of Agriculture Regulations and Federal, State, and Local Laws and Regulations

     8.   Fire Prevention and Suppression

     9.   Protection of National Forest Lands

     10.  Protection of National Forest Roads and Trails

     11.  Sharing of Permit by Congressional Delegate and Resident Commissioners

     12.  Removal of Structures upon Termination or Abandonment

     13.  Nontransferability of Permit

     14.  Permission for Subleases

     15.  Termination for Breach of Conditions

     16.  Termination in Public Interest

     17.  Compensation in Case of Termination (Deleted)

     18.  Notification of Address Change

     19.  Designation of Controlling Clauses

     B.   BUSINESS OPERATION

     1.   Fee Clause Definition

     2.   Fee Calculation

     3.   Fee Payments


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


     4.   Service Charge

     5.   Access to Records

     6.   Accounting Records

     7.   Rate Redetermination

     8.   Rate Regulation

     9.   Advertising

     10.  Insurance

     11.  Indemnification

     12.  Nondiscrimination, Services

     13.  Assurance of Compliance

     C.   AREA OPERATION

     1.   Permittee's Representative

     2.   Area Safety and Operation Plan

     3.   Users' Conduct

     4.   Ski Patrol

     5.   Ski School

     6.   Lift Inspection

     7.   Lift Inspection - Forest Service

     8.   Risks and Hazards

     9.   Sanitation

     D.   AREA DEVELOPMENT AND NEW CONSTRUCTION

     1.   Site Development Plans

     B.   BUSINESS OPERATIONS

     1.   FEE CLAUSE DEFINITIONS



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


          a. For purposes of recording and reporting sales, and sales-related information including the cost of sales, the activities of the concessioner are divided into:

               (1) SERVICE, FOOD. Includes the serving of meals, sandwiches, and other food materials either consumed on the premises or prepared for carryout. Snackbars are included here, as well as the sale of nonalcoholic drinks and beer, served in conjunction with food.

               (2) MERCHANDISE. Includes the sale of miscellaneous clothing, and such items as hardware, souvenirs, and gifts. Bait, fishing rods, reels, boats, motor and boating accessories are included as well as other equipment and clothing sales. Where a "Service, Cars" category of business is not established by this permit, the sale of auto accessories is included in this category.

               (3) SERVICE, LIQUOR. Includes the sale of alcoholic drinks for consumption on the premises and other sales ordinarily a part of a bar or cocktail-lounge business. Where a bar is operated in conjunction with a restaurant or overnight accommodations, liquor and beer sales are recorded separately from other sales and included in this category. The sale of alcoholic beverages for consumption off the premises is also included ii this item, except as indicated in "Grocery" and "Service, Food."

               (4) RENTALS AND SERVICES. Includes the rental of furnished or unfurnished cabins, cottages, housekeeping rooms, condominiums, motel units (where daily maid service is not furnished by the permittee), etc., and the rental of camping space, trailer space, horses, trailers, and other equipment rentals, and providing a shuttle bus service. Also included are services such as barbershops, and amusements, such as billiards. Includes the rental of marina-type equipment, such as boat, motors, boat docks and boat moorings, and boat launching. Rentals of ski and snow play equipment and snow-mobiles are also included.

               (5) LIFTS, TOWS, AND SKI SCHOOLS. Includes charges for use of all types of uphill transportation facilities and for sports lessons and training.

               (6) SERVICE, ROOM. Includes lodging where daily room service is furnished.

          b. GROSS FIXED ASSETS (GFA) is the total cost of improvements, equipment, and fixtures necessary and used to generate sales and other income during the permit year on the permitted area within the development boundary shown in this permit.


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


               (1) Costs of the following items verified by a representative of the Forest Service to be in existence and use by the permittee are included:

                    (a) Expensed items that are identifiable structures, major equipment, such as road maintenance equipment, or land improvements which play a distinct role in generating sales.

                    (b) Initial permittee costs, whether capitalized or not, to provide utility services to the area. This applies only to one-time payments and does not refer to prorated periodic payments.

               (2)  Such items as the following are not a part of GFA:

                    (a) Assets that ordinarily qualify for inclusion in GFA, but which are out of service for the full operating year far which fees are being determined.

                    (b)  Land.

                    (c)  Expendable or consumable supplies.

                    (d) Intangible assets, such as goodwill, organization expense, and permit value.

                    (e)  Improvements not related to the operation.

                    (f)  Luxury improvements not used to generate sales.

                    (g) Improvements not located on the permit sites within the development boundary.

               (3) Cross fixed assets will be established at the end of any "short" or transitional period resulting from fiscal year change, then these total gross fixed assets will be scaled down in proportion to the number of months in the short period. The resulting fractional (e.g., 5/12ths) amount of gross fixed assets will be applied in the fee computation for the "short" or transitional period.

               (4) As of May 1, 1985, the initial GFA under this ownership has been determined to be $6,487,340, per audited financial statement at April 30, 1984 as adjusted.

          c. SALES for the purpose of fee calculation include (1) revenue derived from all goods and services sold which are related to operations under this permit and (2) the value of gratuities not excluded by Item (7).


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


               Gratuities include such goods, services, or privileges as discounts, gifts, dividends, or benefits that are furnished to such individuals as stockholders, owners, creditors, or other obligees, officers, employees or their families, at rates or tinder conditions not available to the general public. Such gratuities will be sales-priced by the permittee at the current price to the public.

               The following items will he excluded from gross receipts or revenue to arrive at sales:

               (1) Refunds from returned merchandise and receipts from sales of real and non-rental personal property used in the operation. Sales of property such as rental equipment previously used for generating operating revenue, when sold on the premises are to be included in gross receipts. Examples of this are rental items such as boats, motors, skis, or boots, which may be sold periodically and replaced. If such equipment is traded in or sold off-premises, the value or revenue shall be excluded from sales.

               (2) Rents paid to the permittee by sublessees, even if based on sales. (The gross sales of sublessees are included as provided under sub-item a.)

               (3) Amounts received for goods sold, services rendered, or privileges granted at a price lower than the permittee's current price to the public. (The full value is included as provided under sub-item c.)

               (4) Sales taxes paid or payable to taxing authorities and Federal and State gasoline taxes on sales of gasoline collected from customer.

               (5) Amounts paid or payable to a Government licensing authority or recreation administering agency front sales of hunting or fishing licenses and recreation fee tickets.

               (6) Value of sales where the permittee is serving as a collection or sales agent for businesses not directly associated with the permitted operation. This includes such things as bus- or sightseeing-ticket sales for trips not related to activities on the permitted area, telephone-toll charges, and accident-insurance sales.

               (7) Items listed in a policy statement prepared by the permittee pertaining to gratuities previously approved in writing by the Forest Supervisor. The policy may provide for those furnished to persons present in die interest of public safety; those whose presence will significantly increase sales by publicity for the operation; competitors, judges, and other officials of organized competitive or exhibition events; officials responsible for inspection administration of the permitted use; and other similar purposes. The policy statement will describe how gratuities are to be recorded. A record of all gratuities will be kept by the permittee as a part of the records under this permit.

               (8)  Franchise Receipts. (See definition item d.).

               (9)  Commissions. (See definition item e.).

          d. FRANCHISE RECEIPTS are defined as amounts paid the permittee by sublessees, as determined at the time franchise operations are authorized, solely for the opportunity to do business at a specific location in addition to a stated rental fee. Franchise receipts may be in the form of fixed amounts of money or reduced prices for the franchiser's product or service. No franchise operations will be undertaken until approved, in advance, by the Forest Supervisor.

          e. Commissions are payments received by the permittee for serving as an agent or providing services, such as those described in Items
               (5) and (6).

     2.   FEE CALCULATION

          a. The annual fees due to the United States for those activities authorized by this permit shall be calculated on sales according to the schedule below.

                             Breakeven Point
                             (Sales to GFA)               Rate Base            Balance of Sales
Kind of Business             (Percentage)                (Percentage)          Rate (Percentage)
-----------------------   ----------------------    ---------------------    --------------------
Service, Food                      70                       1.25                    1.50
Merchandise                        70                       1.50                    1.80
Service, Liquor                    60                       1.80                    2.15
Service, Room                      40                       4.00                    5.30
Rentals & Services                 30                       4.50                    5.95
Lifts, Tows, and Ski               20                       2.00                    5.00
Schools
-----------------------   ----------------------    ---------------------    --------------------


          b. A weighted-average break-even point (called the break-even point) and a weighted-average rate base (called the rate base) will be calculated and used when applying the schedule to mixed business. If the permittee's business records do not clearly segregate the sales into the business categories authorized by this permit, they will be placed in the most logical category whenever possible. If sales with a different rate base are grouped, it will be necessary to place them all in the rate category that will yield the highest fee. The fee on sales below the break-even point will be calculated using 50 percent of the rate base. The fee on sales between the break-even point and twice the break-even point will be calculated using 150 percent of the rate base. The fee on sales above twice the break-even point will be calculated using the balance of sales rate.

          c. This use occupies both Mescalero Apache Reservation and public land. For purposes of the fee calculation, "GFA" and "Sales" will be adjusted by a percentage representing the portion of the use attributed to National Forest land. This percentage has been calculated on the basis of the ownership proration of the slope transport feet of all lifts times the days each lift operates during the season. This has been estimated to be 85 percent and is subject to annual' review and adjustment by the Forest Service as may be necessary by the addition or removal of improvements.

          d. To the above basic fee will be added the fee for commissions calculated by applying the weighted average fee rate to revenue collected as commissions. The weighted average fee rate is derived by dividing the total basic fee by sales.

          e. The minimum annual fee for use, which is due in advance and is not subject to refund, will be equal to the fee that would result when sales are 40 percent of the breakeven point. This fee will be calculated and billed by the Forest Service during the final quarter of the permittee's fiscal year using the most recent GFA figure and previously reported sales data for the current year, plus, if the operating season is still active, estimated sales for the remainder of the year.

     3.   FEE PAYMENTS

          a. Reports and deposits required as outlined above shall be tendered in accordance with the schedule below. They will be sent or delivered to the Collection Officer, Forest Service, USDA, Lincoln National Forest, Federal Building; 11th & New York; Alamogordo, NM 88310. Checks or money orders will be payable to Forest Service, USDA.

               The permittee will:

               (1) During the final fiscal quarter, pay within 15 days of billing by the Forest Service, the annual minimum fee for the next year.

               (2) The accounting records for the permit will be maintained according to its fiscal year, which is established as the consecutive twelve months ending on each April 30. Subsequent changes to this fiscal year must be approved by the Forest Service.

                    The permittee will send to the Forest Supervisor on or before July 3 of each year an annual operating statement reporting the results of operations including yearend adjustments. The permittee will also include, or cause to be provided from each sublessee, an operating statement covering the results of its operations for the same period. In addition, the permittee will furnish a balance sheet representing his financial condition at the close of his business year, and a schedule of gross fixed assets adjusted to comply with the terms of this permit in a format and manner prescribed by the Forest Service.

                    The permittee will apply the same reporting procedures set out in the preceding paragraph to any "short" or transitional accounting period that results from fiscal year change. This transitional period, regardless of its brevity will be reported for fee calculation purposes as though it is a full accounting year; and the due date of the permittee's annual operating statements will change to a date which is three months following the close of that new fiscal year.

               (3) Within 15 days of receipt of a statement from the Forest Supervisor pay any additional fee required to correct fees paid for the past year's operation.

               (4) Report sales, calculate fees due using forms supplied, and make payment each calendar quarter except for periods in which no sales take place and the permittee has notified the Forest Service that his operation has entered a seasonal shutdown for a specific period. Reports and payments will be made by the 15th of the month following the end of each reportable period.

          b. The Forest Supervisor, prior to July 3, will furnish the permittee with a tentative rate which shall be applied to sales in the fee calculation (Item (4)), such rate to be one that will produce the expected fee based on past experience. The correct fee will be determined at the end of the year and adjustment made as provided under Item (3). Any balance that may exist will be credited and applied against the next payment due.

          c. All fee calculations and records of sales and CFA are subject to periodic audit. Errors in payment will be corrected as needed in conformance with those audits.

     4.   SERVICE CHARGE

          A late payment charge in addition to the regular fees shall be made for failure to meet the fee payment due date or any of the dates specified for submission of statements required for fee calculation. The late payment charge shall be $20, or an amount calculated by applying the current rate prescribed by treasury Fiscal Requirements Manual Bulletins to the overdue amount for each 30 day period or fraction thereof that the payment is overdue, whichever is greater. If the due date falls on a nonworkday, the late payment charge will not apply until the end of the next workday. This permit may be terminated for nonpayment of fees and/or assessed late payment charges.

     5. For the purpose of administering this permit (including ascertaining that fees paid were correct and evaluating the propriety of the fee base) , the holder agrees to make all of the accounting books and supporting records to the business activities, as well. as those of sublessees operating within the authority of this permit, available for analysis by qualified representatives of the Forest Service or other Federal agencies authorized to review the Forest Service activities. Review of accounting books and supporting records will be made at dates convenient to the permittee and reviewers. Financial info nation so obtained will be treated as confidential as provided by law (5 U.S.C. 522) and in regulations issued by the Secretary of Agriculture (7 CFR 1.1).

          The holder will retain the above records and keep them available for review for 3 years after the end of the year involved, unless disposition is otherwise authorized by the Forest Service in writing.

     6.   ACCOUNTING RECORDS

          The permittee shall follow generally accepted accounting principles in recording his financial transactions and in reporting results to the Forest Service. When requested by the Forest Service, the permittee at his own expense, will have his annual accounting reports audited by a public accountant acceptable to the Forest Service. The permit tee will require his sublessees to comply with these same requirements. The minimum acceptable system will include:

          a. Systematic internal controls and recording by kind of business, the gross receipts derived from all sources of business conducted under this permit. Receipts should be recorded daily and, if possible, deposited into a bank account without reduction by disbursements. Receipt entries should be supported by such source documents as cash-register tapes, sale invoices, room-rental records, and cash accounts from other sources.

          b. A record of all disbursements, including capital items, and a permanent record of investments in facilities.

          c. Bank accounts will be maintained separately for the businesses conducted under this permit and not commingled with those for other businesses of the permittee.

     7.   RATE REDETERMINATION

          Upon determination by the Chief of the Forest Service that sufficient changes have occurred in conditions relating to specific kinds of business to warrant review, breakeven points and rates will be reexamined and, if appropriate, new schedules will be prepared by the Forest Service to be effective in all permits authorizing such business or businesses. The charges for this permit will be developed according to the new schedule, as of, and effective on, the beginning of the permittee's business year following approval of the revised rate scheduled.

     8.   REGULATING SERVICES AND RATES

          The Forest Service shall have the authority to check and regulate the adequacy and type of services provided the public and to require that such services conform to satisfactory standards. The permittee may be required to furnish the Forest Service a schedule of prices for sales and services authorized by the permit. Such prices and services may be regulated by the Forest Service. Provided, that the permittee shall not be required to charge prices lower than those charged by comparable or competing enterprises.

     9.   ADVERTISING

          The permittee, in his advertisements, signs, circulars, brochures, letterheads, and like materials, as well as orally, shall not misrepresent in any way, either the accommodations provided, the status of his permit, or the area covered by it or tributary thereto.

          The fact that the permitted area is located on the Lincoln National Forest shall be made apparent in all of the permittee's brochures and advertising regarding use and management of the area and facilities under permit.

     10.  INSURANCE

          The permittee shall have in force public liability insurance covering:
          (1) property damage in the amount of fifty thousand dollars ($50,000), and (2) damage to persons in the minimum amount of five hundred thousand dollars ($500,000) in the event of death or injury to one individual and the minimum amount of one million dollars ($1,000,000) in the event of death or injury to more than one individual. The coverage shall extend to property damage, bodily injury, or death arising out of the permittee's activities under the permit including, but not limited to, the occupancy or use of the land and the construction, maintenance, and operation or use of the land and the construction, maintenance, and operation of the structures, facilities, or equipment authorized by this permit. Such insurance shall also name the United. States as a co-insured and provide for specific coverage of the permittee's contractually assumed obligation to indemnify the United States. The permittee shall require the insurance company to send an authenticated copy of its insurance policy to the Forest Service immediately upon issuance of the policy. The policy shall also contain a specific provision or' rider to the effect that the policy will not be cancelled or its provisions changed or deleted before thirty (30) days written notice to the Forest Supervisor, Federal Building;11th and New York; Alamogordo, New Mexico 88310, by the insurance company.

     11.  INDEMNIFICATION OF UNITED STATES

          The permittee shall indemnify the United States against any liability for damage to life or property arising from the occupancy or use of National Forest lands under this permit.

     12.  NONDISCRIMINATION, SERVICES

          During the performance of this permit, the permittee agrees:

          a. In connection with the performance of work under this permit, including construction, maintenance, and operation of the facility, the permittee shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin.

          b. The permittee and his employees shall not discriminate by segregation or otherwise against any person on the basis of race, color, religion, sex, or national origin by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally.

          c. The permittee shall include and require compliance with the above non-discrimination provisions in any subcontract made with respect to the operations under this permit.

          d. Signs setting forth this policy of nondiscrimination to be furnished by the Forest Service will be conspicuously displayed at the public entrance to the premises, and at other exterior or interior locations as directed by the Forest Service.

C.   AREA OPERATIONS

     1.   PERMITTEE REPRESENTATIVE

          The permittee or a designated representative shall be present on the premises at all times when the facilities are open to the public. The permittee will notify the District Ranger in writing who the representative will be.

     2.   AREA SAFETY AND OPERATION PLAN

          The permittee representative and the District Ranger shall prepare an Area Safety and Operations Plan covering details of safety, land treatment, and protection. As a minimum, the plan shall include, but shall not be limited to, the following sections and subheadings and shall be revised annually by October 1.

          a.   Statement of Responsibilities and Procedures

          b.   Snow Safety

               (1)  Ski patrol and first-aid.

               (2)  Communications.

               (3)  General safety.

               (4)  Accident reporting.

               (5)  Avalanche control.

               (6)  Avalanche rescue.

               (7)  Signing.

          c.   Operation Plan for Lifts

               (1)  Aerial lift evacuations.

               (2)  Operation procedures recommended by lift manufacturer.

               (3)  Weather limitations.

               (4)  Periodic inspections.

          d.   Protection of Buildings from Fire.

          e. Seasonal work plan for construction and maintenance--revised annually by April 15, and shall contain:

               (1)  Area fire protection.

               (2)  Erosion control.

               (3)  Timber and debris disposal.

               (4)  Sanitation.

               (5)  General safety.

               (6)  List of planned development work season.

               Provisions of the Area Safety and Operations Plan and its annual revisions will become a part of this permit and be signed by the Forest Supervisor and the permittee or his designated representative.

     3.   USERS CONDUCT

          The permittee shall prepare and conspicuously post such rules of conduct as are necessary to provide for the safety of the general public. The rules will be especially called to the attention of the offenders.

     4.   SKI PATROL

          a. When lifts and tows are in operation, the permittee shall have on duty trained ski patrol personnel in sufficient number to evacuate injured skiers with reasonable speed. The required number of ski patrolmen and necessary equipment will be specified in the Area Safety and Operations Plan.

          b. All ski patrolmen will meet qualification standards equivalent exceeding those required by the National Ski Patrol.

     5.   SKI SCHOOL

          The permittee shall maintain and operate a ski school on the permit area. The director for said school shall. be qualified,-to the satisfaction of the Forest Supervisor, to give instruction and to direct others in giving instruction in all degrees of skiing proficiency required at the site. Ski safety shall be emphasized in all instruction.

     6.   ANNUAL LIFT INSPECTION

          a. Between July 1 and November 15 of each year, the permittee shall have all the tramways, which include aerial tramways, ski lifts and tows, inspected by a qualified inspection engineer experienced in inspecting tramway facilities. A qualified inspection engineer is one authorized to practice in the State and in the capacity involved by reason of being:

               (1) A registered professional engineer experienced in inspecting tramway facilities as provided by laws of the State.

               (2) Knowledgeable in the inspection phase of tramway engineering by virtue of study, training, and experience in the field.

               A report of the safety inspection shall include a review of the structural, mechanical, electric components, and operational procedures of the tramways, and shall be forwarded to the Forest Service before operation of the lifts. Inspections will be made in accordance with the American National Standard Safety Requirement for Aerial Passenger Tramways (B 77.1, latest edition), with Forest Service supplements.

          b.   CONSTRUCTION INSPECTION

               The permittee shall present-detailed drawings and specifications for all structural., mechanical, and electrical components for any new or modified tramway projects for approval by the Forest Service. During foundation construction, concrete shall be tested for quality and these test results presented to the Forest Supervisor.

               Design, construction, and inspection requirements shall be in accordance with the American National Standard for Aerial Passenger Tramways, B 77.1, latest edition.

               Design, construction, and inspection of tramways shall be done by qualified engineers. A qualified design, construction, inspection engineer is one who is authorized to practice in the State and in the capacity involved by reason of being:

               (1) A registered professional engineer in design, Construction, and inspections of tramway Facilities as provided by laws of the State.

               (2) Knowledgeable in the design, construction, and inspection phases of tramway engineering by virtue of study, training, and experience in the field.

     7.   SKI LIFT INSPECTION, FOREST SERVICE

          The Forest Service reserves the right to inspect the permitted facilities and improvements at any time for compliance with terms of this permit, and if in the opinion of the Forest Supervisor there is insufficient adherence to the terms of the permit, lie may suspend use of operation of any part, or all, of the permitted facilities or improvements. Such inspections by the Forest Service do not relieve the permittee of his responsibilities under other terms of this permit.

     8.   RISK AND HAZARDS

          Avalanches, rising waters, high winds, falling limbs or trees, and other hazards are natural phenomenons in the forest that present risks which the permittee assumes. The permittee has the responsibility of inspecting his site, lot, right-of-way, and immediate adjoining area for dangerous trees, hanging limbs, and other evidence of hazardous conditions and, after securing permission from the Forest Service, of removing such hazards.

     9.   SANITATION

          The operation and maintenance of all sanitations, food service and water supply methods, systems, and facilities shall comply with the standards of local and State authorities and the Federal Water Pollution Control Administration of the United States. The permittee shall dispose of all garbage and refuse in a place and manner specified by the Forest Officer in charge.

D.   AREA DEVELOPMENT AND NE CONSTRUCTION

     1.   SITE DEVELOPMENT PLAN

          The permittee shall prepare site plans to show the location of all buildings, service areas, roads, and structures. Such plan shall be on a scale of 1 IN. = 400 feet with 10 foot contour intervals. The permittee is encouraged to consult with the Forest Service during the preparation of the site plan to ensure that it is adequate and to gain multiple use compliance. No construction shall be undertaken by the permittee prior to site plan approval.

     2.   SKI LIFT PLANS AND SPECIFICATIONS

          All plans for uphill equipment and systems shall be prepared by a qualified engineer or by a tramway firm in accordance with the American National Standard Safety Requirements for Aerial -Passenger Tramways (ANSI B 77.1, latest edition) with Forest Service supplements. A qualified engineer is one authorized to practice engineering in the State by reason of Engineer Registration as provided by the laws of the State and by knowledge and experience in tramway design. Plans must be approved by the Regional Forester before construction is started. Prior to construction of any uphill system, the permittee shall submit to the Forest Service accurate ground-profile and snow-profile maps not smaller than forty (40) feet equals one (1) inch vertically and horizontally. Tile map shall show all tower and terminal locations, the cable profiles, line sheave assemblies and related data.

     3.   PLAN, MAP, AND SPECIFICATION LANGUAGE

          All plans, maps, and specifications shall be written in English and shall use American standards of measurement.

     4.   SKI LIFT CONSTRUCTION SUPERVISION

          All lifts and tows installed on National Forest land, or which serve National Forest together with other lands, must be constructed under the supervision of a professional engineer or such other supervision as may be approved in writing by the Forest Service. The engineer shall certify in writing that all improvements were installed in accordance with approved plans. The permittee shall not operate the facilities for public purposes until written approval is granted by the Forest Service.

     5.   BUILDING AND SERVICE SYSTEM PLANS

          All plans and specifications for buildings shall be prepared by an architect licensed in the State in which the building will be located. The plans shall be in accordance with the Uniform Building Code. Plumbing shall be in accordance with the National. Plumbing Code. The electrical system shall be in accordance with the National Electrical Code. Other systems shall be designed in accordance with recognized standards.

          Plans shall be submitted to the Forest Service for approval prior to beginning of construction.

          The permittee shall submit to the Forest Service a certification by tile architect or engineer who inspected construction that the building has been constructed in accordance with the approved plans before the building is approved for use.

     6.   USE OF EXPLOSIVES

          In blasting operations, all blasts shall be fired electrically with an electric blasting machine or properly designed electric power source except as provided below. Any use of nonelectric firing methods must have the prior approval of the Forest Supervisor.

          a. Electrical blasting operations or storage of electrical detonators shall be prohibited in the vicinity of radio transmitters or power transmission lines except where the clearances given in Tables XVIII and XIX, Blasters Handbook, can be observed.

          b. When nonelectric firing is necessary, detonating type fuse with a nonelectric cap or primer shall be used.

          c. Storage of explosives shall be in accordance with regulations of the Department of the Treasury; Internal Revenue Service; Alcohol, Tobacco, and Firearms Division.

               If there is a difference between a requirement of a rule or regulation of a Federal, State, or local code, that requirement which defines a higher safety standard shall govern.

E.   FIRE PREVENTION AND SUPPRESSION

     1.   FIRE CONTROL PLAN

          The permittee shall join the Forest Service in preparing a fire plan which shall set forth in detail the plan for prevention, control, and extinguishing of fires on the permitted areas and within his area of responsibility defined on an included map. Such plans shall be jointly reviewed and revised at intervals of not less than three years.

     2.   FIRE EQUIPMENT

          The permittee shall install fire extinguishers and firefighting apparatus of types, of capacities, in numbers, and at locations approved by the Forest Supervisor. The equipment shall be in readiness at all times for immediate use, and shall be tested each year, at such times as may be required by the Forest Supervisor.

     3.   SPARK ARRESTER AND ENGINE MUFFLERS

          A muffler or spark arrester satisfactory to the Forest Service shall be maintained on the exhausts of all trucks and tractors or other internal combustion engines used in connection with this permit.

     4.   SPARK SCREENS

          Open fireplaces shall be equipped with spark screens.

     5.   ELECTRICAL WIRING

          All electrical equipment and facilities installed and operated shall conform to the National Electric Code anti he equipment must ha-re been approved by the American Insurance Association.

     6.   BUTANE AND PROPANE INSTALLATIONS

          All butane, propane, or other liquefied-petroleum-gas equipment shall be installed and operated in accordance with the laws and regulations of the State.

F.   RESOURCE PROTECTION

     1.   EROSION CONTROL

          The permittee shall be responsible for the prevention and control of soil erosion and gullying on the area covered by this permit and lands adjacent thereto, and shall provide preventive measures as required by specifications required as a result of modifications or addition of facilities.

     2.   REVEGETATION, SURFACE RESTORATION, SEEDING OR PLANTING

          Seeding or planting will be done at a time of the year, in a manner, and with species which the District Ranger considers offer the best chance of success and will he repeated annually until such areas are accepted in writing by the District Ranger as satisfactorily revegetated and stabilized.

     3.   ESTHETICS

          The permittee shall protect the scenic esthetic values of the area under this permit, and the adjacent land, oas far as possible with the authorized use, during construction, operation, and maintenance of the improvement.

     4.   WATER POLLUTION

          No waste or byproducts shall be discharged if it contains any substances in concentrations which will result in substantial harm to fish or wildlife, or to human water supplies.

          Storage facilities for materials capable of causing water pollution, if accidentally discharged, shall be located so as to prevent any spillage into waters, or channels leading into water, that would result in substantial harm to fish and wildlife or to human water supplies.

     5.   REFUSE DISPOSAL

          The permittee shall dispose of refuse resulting from this use, including waste materials, garbage, and rubbish of all kinds, in the following manner, and shall guard the purity of streams and living waters: all refuse will be disposed of in an approved sanitary landfill.

     6.   AREA MAINTENANCE

          The permitted area will be maintained to present a clean, neat, and orderly appearance. Trash, debris, unusable machinery, improvements, etc., will be disposed of currently. Building materials, firewood, etc., will be neatly stacked.

G.   MISCELLANEOUS

     1.   AREA ACCESS

          The permittee agrees to permit the free and unrestricted access to and upon the premises at all times for all lawful and proper purposes not inconsistent with the intent of the permit or with the reasonable exercise and enjoyment by the permittee of the privileges thereof.

     2.   PARKING AREAS

          The permittee shall restrict all parking to areas approved by the Forest Service.

     3.   SIGNS

          No signs or advertising devices shall be erected on the area covered by this permit, or highways leading thereto, without prior approval by the Forest Service as to location, design, size, color, and message. Erected signs shall be maintained or renewed as necessary to neat and presentable standards.

     4.   VANDALISM

          The permittee will take reasonable measures to prevent and discourage vandalism or disorderly conduct, and when necessary, will call in the appropriate law-enforcement officer.

     5.   GAMBLING

          Gambling or gambling machines or devices will not be permitted on National Forest lands regardless of whether or not they are lawful under State law or county ordinances.

     6.   LIQUOR SALES PERMITTED

          The sale of liquor and other beverages is allowed under this permit. However, if conditions develop as a result of this privilege, which, in the judgment of the Authorized Officer in Charge are undesirable, the sale of such beverages shall be discontinued. In the event that this action becomes necessary, the permittee will be informed in writing by the Forest Service.

     7.   SERVICES NOT PROVIDED

          This permit is for the occupancy of land for the purposes stated and does not provide for the furnishing of road maintenance, water, fire protection, or any other such service by a Government agency, utility, association, or individual.

     8.   SUPERCEDED PERMIT

          This permit supercedes a term special-use permit designated: Apache Tribe of the Mescalero Reservation Winter Sports Resort dated 9/30/63.